Exhibit (a)(1)(A)

SURO CAPITAL CORP.

Offer to Purchase for Cash up to 3,000,000 Shares of its Common Stock

At a Purchase Price Not Less Than $3.00 and Not More Than $4.50 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 17, 2023, UNLESS THE TENDER OFFER IS EXTENDED.

SuRo Capital Corp., an internally managed, closed-end investment company incorporated in the State of Maryland (“the “Company,” “we,” “us,” or “our”), hereby offers to purchase for cash (the “Offer to Purchase”) up to 3,000,000 shares of its outstanding common stock, par value $0.01 per share (the “shares”), at a price not less than $3.00 and not more than $4.50 per share (the price as determined as provided herein, the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (collectively, as they may be amended or supplemented from time to time, the “Tender Offer”). The Tender Offer will expire at 5:00 P.M. Eastern Time, on April 17, 2023 (such date and time, as the same may be extended, the “Expiration Date”), unless extended.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than $3.00 and not more than $4.50 per share, that will allow us to purchase an aggregate amount of up to 3,000,000 shares, or 10.6%, of our outstanding shares.

We will purchase at the Purchase Price up to 3,000,000 shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the Tender Offer, including the proration provision. We will not purchase more than 3,000,000 shares, shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the Tender Offer because of the Tender Offer’s proration and priority provisions. Shares tendered but not purchased in the Tender Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Tender Offer. See Section 1. THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “SSSS.” On March 20, 2023, the last reported sale price of the shares on the Nasdaq was $3.47 per share. You are urged to obtain current market quotations for the shares. See Section 8.

The Company’s net asset value (“NAV”) per share is determined quarterly and is reflected in our published reports on Form 10-Q and Form 10-K. Our NAV per share fluctuates from quarter to quarter, sometimes dramatically, primarily based on the updated performance of our portfolio companies. Our most recent NAV per share, determined as of December 31, 2022, was $7.39 per share and is reflected in the Form 10-K filed for such fiscal year end. Until the valuation process for the quarter ended March 31, 2023 is completed, the precise amount of the Fund’s NAV per share will not be certain. The final NAV per share as of March 31, 2023 will be reflected in the Form 10-Q that will be filed for such quarter-end.

Neither the U.S. Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is March 21, 2023

IMPORTANT

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Tender Offer (the “Information Agent”) at the telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.

If you want to tender all or some of your shares, you must do one of the following before the Tender Offer expires:

●	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

●	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Tender Offer (the “Depositary”), at its address shown on the Letter of

Transmittal; or

●	if you are an institution participating in The Depository Trust Company (“DTC”), which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Tender Offer. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Tender Offer.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the Tender Offer, you will not be able to tender your shares.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

OUR BOARD OF DIRECTORS (“THE BOARD”) HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE YOU MIGHT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	7
INTRODUCTION	8
THE TENDER OFFER	10
1.	Number of Shares; Proration	10
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer	11
3.	Procedures for Tendering Shares	13
4.	Withdrawal Rights	16
5.	Purchase of Shares and Payment of Purchase Price	17
6.	Conditional Tender of Shares	17
7.	Conditions of the Tender Offer	18
8.	Price Range of Shares; Dividends	19
9.	Source and Amount of Funds	20
10.	Certain Information Concerning Us	20
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	21
12.	Legal Matters; Regulatory Approvals	23
13.	Certain U.S. Federal Income Tax Consequences	23
14.	Extension of the Tender Offer; Termination; Amendment	26
15.	Fees and Expenses; Information Agent; Depositary	27
16.	Miscellaneous	27

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We, SuRo Capital Corp., are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

We are conducting an offer by means of a modified “Dutch auction”. We are offering to purchase up to 3,000,000 shares, upon the terms and subject to the conditions of the Tender Offer, at prices specified by the tendering stockholders of not less than $3.00 and not more than $4.50 per share, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the Tender Offer. We will determine the Purchase Price as promptly as practicable after the Tender Offer expires. We will select the lowest Purchase Price, not less than $3.00 and not more than $4.50 per share, that will allow us to purchase up to 3,000,000 shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the Tender Offer.

If you wish to maximize the chance that your shares will be purchased in the Tender Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $3.00 per share. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at the minimum price of $3.00 per share.

What will be the form of payment of the Purchase Price?

If your shares are purchased in the Tender Offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the Tender Offer. We will pay the Purchase Price promptly after the expiration of the Tender Offer period. See Section 5.

How many shares will the Company purchase?

We will purchase up to 3,000,000 shares, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the Tender Offer.

Assuming that the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed, we would purchase 3,000,000 shares, representing approximately 10.6% of our outstanding shares as of the date of this Offer to Purchase.

The Tender Offer is not conditioned on any minimum number of shares being tendered. See Section 7.

How will the Company pay for the shares?

We will use our available cash on hand to purchase shares in the Tender Offer and to pay related expenses. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Tender Offer expires. The Tender Offer will expire on April 17, 2023, at 5:00 P.M., Eastern Time, unless we extend or withdraw the Tender Offer (such date and time, as the same may be extended, the “Expiration Date”). We may choose to extend the Tender Offer for any reason. We cannot assure you that the Tender Offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that such nominee has an earlier deadline for accepting the Tender Offer. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Tender Offer.

Can the Tender Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the Tender Offer in our sole discretion. If we extend the Tender Offer, we will delay the acceptance of any shares that have been tendered. We can terminate the Tender Offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

We will issue a press release no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled expiration date if we decide to extend the Tender Offer. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. In the event that the terms of the Tender Offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO relating to the Tender Offer describing the amendment. See Section 14.

What is the purpose of the Tender Offer?

The Board determined that it is in the best interest of the Company to repurchase shares of its common stock and that at this time the Tender Offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our stockholders. Our shares currently trade at a discount to our NAV per share and we believe a Tender Offer at the Purchase Price will provide value to our stockholders. Our Board believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the Tender Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board believes the Tender Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The Board may consider undertaking additional tender offer(s) based upon a variety of factors, including the performance of the Company’s market price. See Section. 2

Are there any conditions to the Tender Offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including, but not limited to:

●	No legal action shall have been threatened, instituted or pending that challenges or relates to the Tender Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the Tender Offer.

●	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

●	No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

●	No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects.

●	No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on March 20, 2023, the business day prior to the announcement by the Company of the commencement of the Tender Offer.

●	No tender or exchange offer for any or all of our shares (other than this Tender Offer) shall have been proposed, announced or made by any person or shall have been publicly disclosed other than in the ordinary course of business.

●	No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Tender Offer, shall have occurred.

The Tender Offer is subject to a number of other conditions described in greater detail in Section 7.

How do I tender my shares?

To tender your shares, prior to 5:00 P.M. Eastern Time, on April 17, 2023, unless the Tender Offer is extended:

●	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

●	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

●	if you are an institution participating in The Depository Trust Company (“DTC”), which we refer to as the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Tender Offer. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Tender Offer.

If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the Tender Offer, you will not be able to tender your shares. This can occur, for example, if you purchased shares of our stock at, or within one or two days of, the Expiration Date, not allowing sufficient time for such purchase transaction to settle. There are no guaranteed delivery procedures available under the terms of this offer as an alternative delivery mechanism.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Tender Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of  $0.10) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer”, in which case you will be deemed to have tendered your shares at the minimum price of  $3.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $3.00 PER SHARE).

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $3.00 per share (which is the minimum price per share under the Offer to Purchase) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer to Purchase. See Section 8 for recent market prices for shares of our common stock.

How will the Tender Offer affect the number of our shares outstanding?

As of March 20, 2023, we had 28,338,580 outstanding Shares. If the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed at the maximum amount, we will have 25,338,580 shares outstanding immediately following the purchase of shares tendered in the Tender Offer, representing a 10.6% reduction in the number of outstanding shares. The actual number of shares outstanding immediately following completion of the Tender Offer will depend on the number of shares tendered and purchased in the Tender Offer as well as the Purchase Price for such shares. See Section 2.

Stockholders who do not have their shares purchased in the Tender Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Tender Offer. See Section 2.

Can I change my mind after I have tendered shares in the Tender Offer?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the Tender Offer, which will occur at 5:00 p.m. Eastern Time, on April 17, 2023, unless we extend or withdraw it. If we have not accepted for payment the shares you have tendered to us by 5:00 p.m., Eastern Time, on May 15, 2023 (the fortieth business day from the commencement of the Tender Offer), you may also withdraw your shares at that time. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered shares?

If the terms and conditions of the Tender Offer have been satisfied or waived and 3,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy up to 3,000,000 shares properly tendered and not properly withdrawn. If less than 3,000,000 shares are tendered, we will buy all of the shares at the highest price up to $4.50.

If the conditions to the Tender Offer have been satisfied or waived and more than 3,000,000 shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:

●	first, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the expiration of the Tender Offer; and

●	second, if necessary to permit us to purchase up to 3,000,000 shares, from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the Tender Offer.

Therefore, we may not purchase all of the shares that you tender. See Section 1.

Has the Company or its Board adopted a position on the Tender Offer?

While our Board has authorized the Tender Offer, it has not, nor has the Company, the Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your shares. We cannot predict how our stock will trade after expiration of the Tender Offer, and it is possible that our stock price will trade above the tender offer price after expiration of the Tender Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials.

Will the Company’s directors and executive officers tender shares in the Tender Offer?

The Company’s directors and executive officers are entitled to participate in the Tender Offer on the same basis as other stockholders. The Company’s directors and executive officers have advised the Company that they (and their affiliates) do not intend to tender any of their shares in the Tender Offer (including shares they are deemed to beneficially own). See Section 11.

If I decide not to tender, how will the Tender Offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the Tender Offer.

What is the accounting treatment of the Tender Offer?

The accounting for the purchase of shares pursuant to the Tender Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

When and how will the Company pay for the shares I tender?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Tender Offer and the acceptance of the shares for payment, by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On March 20, 2023, the last reported sale price of the Shares on the Nasdaq was $3.47 per share. You are urged to obtain current market quotations for the shares. See Section 8.

The Company’s net asset value (“NAV”) per share is determined quarterly and is reflected in our published reports on Form 10-Q and Form 10-K. Our NAV per share fluctuates from quarter to quarter, sometimes dramatically, primarily based on the updated performance of our portfolio companies. Our most recent NAV per share, determined as of December 31, 2022, was $7.39 per share and is reflected in the Form 10-K filed for such fiscal year end. Until the valuation process for the quarter ended March 31, 2023 is completed, the precise amount of the Fund’s NAV per share will not be certain. The final NAV per share as of March 31, 2023 will be reflected in the Form 10-Q that will be filed for such quarter end.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Section 5 and Section 15.

Does the Company intend to repurchase any shares other than pursuant to the Tender Offer during or after the Tender Offer?

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Tender Offer, until at least ten business days after the expiration of the Tender Offer. Beginning ten business days after the Expiration Date of the Tender Offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this Tender Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. We note the Company’s Board-approved open-market share repurchase program, which allows the Fund to opportunistically buy back shares in the market from time to time at prevailing market prices. The program does not obligate the Company to acquire any specific number of shares and may be suspended, terminated or modified at any time. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Tender Offer.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange of the tendered shares or (2) a distribution from us in respect of our stock. You should consult your tax advisor regarding the particular tax consequences to you of selling shares pursuant to the Offer to Purchase. See Sections 3 and 13.

Will I have to pay stock transfer tax if I tender my shares?

If you hold your shares in street name through a broker or other nominee, or instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Have there been any recent developments of which I should be aware?

For a description of recent developments of the Company since December 31, 2022, please refer to our Form 10-K filed for such fiscal year on March 16, 2023, and to the Form 10-Q that will be filed for the fiscal quarter ended March 31, 2023.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain certain forward-looking information about the Company. These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. All statements other than statements of historical information are forward-looking statements. Forward-looking statements are predictive in nature and can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would,” or the negative of these terms or other comparable terminology. Statements concerning projections, estimated NAV per share, future performance, developments, events, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. Our forward-looking statements are not meant as, and should not be considered to be, guarantees of future performance or events. Rather, they reflect management’s review, consideration and analysis of available facts and other information regarding the subject matter of the forward-looking statements, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof except as may be required by applicable law. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2022, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the Commission, for a more detailed discussion of such factors and risks and uncertainties. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by applicable law.

INTRODUCTION

To the Holders of our Common Stock:

SuRo Capital Corp., an internally managed, closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), hereby offers to purchase for cash up to 3,000,000 shares of its outstanding common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, and the related Letter of Transmittal. We are offering to purchase the shares at a price not less than $3.00 and not more than $4.50 per share, less any applicable withholding taxes and without interest. See Section 1.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than $3.00 and not more than $4.50 per share, that will allow us to purchase up to 3,000,000 shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the Tender Offer.

All shares acquired in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered and not properly withdrawn. Shares not purchased in the Tender Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Tender Offer. See Section 1.

The Tender Offer will expire at 5:00 p.m. Eastern Time, on the Expiration Date, unless extended or withdrawn. We may, in our sole discretion, extend the period of time in which the Tender Offer will remain open or withdraw the Tender Offer.

In determining to proceed with the Tender Offer, our Board considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, resources and prospects, the current and historical market prices of our shares, the likelihood that repurchasing shares of our common stock would be accretive to our earnings, alternative methods of repurchasing our shares other than pursuant to a Tender Offer and the attractiveness of the Tender Offer to our stockholders. Our Board also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

Based on this review, our Board determined that it is in the best interest of the Company to repurchase shares of its common stock and that at this time the Tender Offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders. Our Board believes the modified “Dutch auction” Tender Offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the Tender Offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board believes the Tender Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. The Tender Offer is, however, subject to certain other conditions. See Section 7.

WHILE OUR BOARD HAS AUTHORIZED THE OFFER TO PURCHASE, IT HAS NOT, NOR HAS THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

If the conditions to the Tender Offer have been satisfied or waived and more than 3,000,000 shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:

●	first, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

●	second, if necessary to permit us to purchase up to 3,000,000 shares, from stockholders who have tendered shares subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the Tender Offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares tendered pursuant to the Tender Offer. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the Tender Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 3 for a discussion of certain U.S. federal income tax consequences of the Tender Offer.

As of March 20, 2023, we had 28,338,580 shares of our common stock outstanding. We can purchase up to 3,000,000 shares, which would represent approximately 10.6% of the shares then outstanding. The shares are listed and traded on the Nasdaq. On March 20, 2023, the last reported sale price of the shares on the Nasdaq was $3.47 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER

1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the Tender Offer, we hereby offer to purchase for cash up to 3,000,000 shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the Tender Offer, at a price determined by us of not less than $3.00 and not more than $4.50 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the Tender Offer. If less than 3,000,000 shares are tendered, we will buy all of the shares at the highest price up to $4.50.

If the Tender Offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date. If there is proration, shares will be rounded up or down to the nearest whole share.

If we:

(i)

●	increase the maximum price to be paid above $4.50 per share or decrease the price to be paid below $3.00 per share or otherwise change the price range at which we are offering to purchase shares in the Tender Offer;

●	increase the aggregate number shares being sought in the Tender Offer and such increase would result in the prospective purchase of an additional number of shares exceeding 2% of our outstanding shares; or

●	decrease the aggregate purchase price for shares being sought in the Tender Offer; and

(ii)

●	the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the Tender Offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 5:00 P.M., Eastern Time.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $3.00 and not more than $4.50 per share, at which they are willing to sell their shares to the Company. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the Tender Offer, which could be a price per share as low as $3.00 or as high as $4.50. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of

Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $3.00 per share.

Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $3.00 per share.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the Tender Offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

Priority of Purchases. If the terms and conditions of the Tender Offer have been satisfied or waived and up to 3,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy up to 3,000,000 shares properly tendered and not properly withdrawn.

If the conditions to the Tender Offer have been satisfied or waived and more than 3,000,000 shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase up to 3,000,000 properly tendered shares on the basis set forth below:

●	first, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

●	second, if necessary to permit us to purchase up to 3,000,000 shares, shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the Tender Offer may not be purchased. It is also possible that none of the shares conditionally tendered will be purchased.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. If there is proration, shares will be rounded up or down to the nearest whole share. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until three to five business days after the Expiration Date because of the difficulty in determining the number of shares properly tendered and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the Tender Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. Our Board determined that it is in the best interest of the Company to repurchase shares of its common stock and that at this time the Tender Offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our stockholders. Our shares currently trade at a discount to our NAV per share and we believe a tender offer at the Purchase Price will provide value to our stockholders. Our Board believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the Tender Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board believes the Tender Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The Board may consider undertaking additional tender offer(s) based upon a variety of factors, including the performance of the Company’s market price.

While our Board has authorized the Offer to Purchase, it has not, nor has the Company, the Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials.

Certain Effects of the Tender Offer. As of March 20, 2023, we had 28,338,580 shares of our common stock outstanding. Assuming that the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed, we would purchase 3,000,000 shares, representing approximately 10.6% of our outstanding shares as of the date of this Offer to Purchase. Stockholders may be able to sell non-tendered shares in the future on the Nasdaq or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

The Tender Offer will reduce our “public float,” which is the number of shares owned by non-affiliated stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Tender Offer. In addition, the Tender Offer will increase the proportional ownership of those Company officers and directors who are not participating in the Tender Offer and any other stockholders who do not participate or participate only in part in the Tender Offer.

We currently intend to retire any shares purchased pursuant to the Tender Offer. Such shares will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the Nasdaq. We have no current plans for the issuance of shares purchased in this Tender Offer.

We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Tender Offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the Tender Offer, until at least ten business days after the Expiration Date.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets, except that we continually look for attractive opportunities to monetize portfolio investments, particularly equity investments;

●	any material change in our indebtedness or our capitalization, other than with respect to a potential debt offering that the Company may make in the future, subject to approval by the Board;

●	any change in our present Board or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board or to change any material term of the employment contract of any executive officer;

●	any other material change in our corporate structure or business;

●	any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq;

●	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

●	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

●	the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities; or

●	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate and we continue to evaluate the risk-reward relative to all options and various investment alternatives, including the Tender Offer and dividend payments. Specifically we note that:

●	We expect to continue to monetize our investment portfolio in the ordinary course of business, which may include one or more sales to third parties.

●	The majority of our investments are equity and equity-related investments. We invest principally in the equity securities of what we believe to be rapidly growing venture capital-backed emerging companies. The results of these companies tend to be more volatile than larger more diversified companies, which may materially impact the value of our investment and therefore our net asset value.

●	Investors and potential acquirers of the Company may or may not agree with the valuation of our investments and this may impact the ultimate value received by stockholders.

We may also consider a variety of extraordinary transactions, such as a sale of assets or business of the Company, a restructuring, a recapitalization, a special dividend to stockholders, a liquidation or other transaction or series of transactions. Any such transaction could result in proceeds to stockholders at that time above the tender offer price and/or above the book value of our investments, although there is no assurance (i) that we will engage in any such transaction, (ii) that any such transaction will be successfully consummated or (iii) that the value of such transaction if consummated will be at or above the tender offer price or book value.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the Tender Offer:

●	the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., Eastern Time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares in the

Tender Offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of  $0.10) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the Tender Offer.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $3.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $3.00 per share.

A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT — FOR ADMINISTRATIVE REASONS — THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Book-Entry Delivery. The Depositary has established an account with respect to the shares at The Depository Trust Company (“DTC”) (referred to as the “Book-Entry Transfer Facility”) for purposes of the Tender Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” in the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

U.S. Federal Backup Withholding Tax. To prevent the potential imposition of U.S. federal backup withholding tax on the gross proceeds payable to a tendering holder pursuant to the Offer to Purchase, each tendering holder must submit to the Depositary a correct, completed and signed IRS Form W-9 (“Form W-9”) (for U.S. Holders, as defined in Section 13) or IRS Form W-8BEN (“Form W-8BEN”) or IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 (for Non-U.S. Holders, as defined in Section 13), or otherwise establish an exemption from backup withholding. See Section 13 below.

Withholding for Non-U.S. Holders. An applicable withholding agent may withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder (as defined in Section 13) pursuant to the Offer to Purchase at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-U.S. Holder). In order to claim a reduction of or an exemption from such withholding tax, a Non-U.S. Holder must deliver to the withholding agent a validly completed and executed Form W-8BEN, W-8BEN-E, W-8IMY, or other applicable Form W-8 (with respect to income tax treaty benefits) or W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such reduction or exemption before the payment is made. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld (i) if such holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or (ii) if such holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their tax advisors regarding the particular tax consequences to them of selling shares pursuant to the Offer to Purchase, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedures.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Tender Offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Tender Offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; and (3) the tendered shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of  (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the Tender Offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any properly tendered shares are not purchased pursuant to the Tender Offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost, Stolen, Destroyed or Mutilated Certificates. Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, destroyed or mutilated may contact American Stock Transfer & Trust Company, LLC, as Transfer Agent for our shares, at (800) 937-5449 or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. Withdrawal Rights.

Tenders of shares made pursuant to the Tender Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn after 5:00 P.M., Eastern Time, on May 15, 2023, the fortieth business day from March 21, 2023, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Tender Offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the Tender Offer for any reason, then, without prejudice to our rights under the Tender Offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Tender Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Tender Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

●	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

●	specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the Tender Offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and purchase up to 3,000,000 shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the Tender Offer, we will be deemed to have accepted for payment, subject to the, proration and conditional tender provisions of the Tender Offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer.

Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the

Depositary of  (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

For purposes of the Tender Offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the proration and conditional tender provisions of the Tender Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer.

We will pay for shares purchased under the Tender Offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. If there is proration, shares will be rounded up or down to the nearest whole share. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the Tender Offer. In addition, if certain events occur, we may not be obligated to purchase shares under the Tender Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Tender Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See the Letter of Transmittal.

6. Conditional Tender of Shares.

In the event of an oversubscription of the Tender Offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors.

After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the Offer to Purchase at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative would result in an aggregate total of more than 3,000,000 shares, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). If there is proration, shares will be rounded up or down to the nearest whole share. All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate of 3,000,000, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Tender Offer.

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after March 21, 2023 (or such earlier date as may be specified in the relevant condition) and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the Tender Offer or with acceptance for payment or payment:

1)	there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Tender Offer or the acquisition of some or all of the shares pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the Tender Offer;

2)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the Tender Offer, (ii) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affects our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

3)	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;

4)	there shall have been a decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on March 20, 2023, the business day prior to the announcement by the Company of the commencement of the Tender Offer; or

5)	a tender or exchange offer for any or all of our shares has been proposed, announced or made by any person or has been publicly disclosed, other than in the ordinary course of business (other than the Tender Offer).

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the Tender Offer has expired, then all of the conditions to the Tender Offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Tender Offer. See Section 14.

8. Price Range of Shares; Dividends.

The Shares are listed and traded on the Nasdaq under the trading symbol “SSSS.” The following table sets forth, for each of the fiscal periods indicated, the unadjusted daily closing high and low sales prices of the shares as reported on the Nasdaq.

	Market Price
	High	Low
2021
First Quarter	$15.43	$12.33
Second Quarter	$15.52	$13.07
Third Quarter	$16.25	$12.19
Fourth Quarter	$15.60	$11.41
2022
First Quarter	$13.36	$8.27
Second Quarter	$8.94	$6.33
Third Quarter	$6.81	$3.87
Fourth Quarter	$4.38	$3.67
2023
First Quarter (as of March 20, 2023)	$4.64	$2.93

On March 20, 2023, the last reported sale price of the shares on Nasdaq was $3.47 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

The Company’s NAV per share is determined quarterly and is reflected in our published reports on Form 10-Q and Form 10-K. Our NAV per share fluctuates from quarter to quarter, sometimes dramatically, primarily based on the updated performance of our portfolio companies. Our most recent NAV per share, determined as of December 31, 2022, was $7.39 per share and is reflected in the Form 10-K filed for such fiscal year end. Until the valuation process for the quarter ended March 31, 2023 is completed, the precise amount of the Fund’s NAV per share will not be certain. The final NAV per share as of March 31, 2023 will be reflected in the Form 10-Q that will be filed for such quarter end.

9. Source and Amount of Funds.

Assuming the Tender Offer is fully subscribed, we expect that the aggregate purchase price to be between $9.0 million and $13.5 million. We expect to fund the purchase of shares tendered in the Tender Offer and the payment of related fees and expenses from cash on hand. We do not have any alternative financing arrangement or alternative financing plans.

10. Certain Information Concerning Us.

General. The Company is an internally managed, closed-end investment company that has elected to be regulated as a business development company under the 1940 Act, and is incorporated in the State of Maryland. The address of its principal executive office is 640 Fifth Avenue, 12th Floor, New York, NY 10019, and its telephone number is (212) 931-6331. Our internet address is www.surocap.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the Tender Offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov.

Incorporation by Reference. The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).

SEC Filings	Period or Date of Report
SuRo Capital Corp. Definitive Proxy Statement on Schedule 14A	As filed on April 15, 2022
SuRo Capital Corp. Annual Report on Form 10-K	Year ended December 31, 2022

These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You can also obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations, SuRo Capital Corp., 640 Fifth Avenue, 12th Floor, New York, NY, 10019. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of March 20, 2023, we had 28,338,580 shares of common stock outstanding. The 3,000,000 shares we are potentially offering to purchase pursuant to the Tender Offer represent approximately 10.6% of the shares outstanding as of March 20, 2023. As of March 20, 2023, our directors and executive officers as a group (6 persons) beneficially owned an aggregate of 1,197,654 shares of our common stock, representing approximately 4.23% of our outstanding shares. The Company’s directors and executive officers are entitled to participate in the Tender Offer on the same basis as other stockholders. The Company’s directors and executive officers have advised the Company that they (and their affiliates) do not intend to tender any of their shares in the Tender Offer (including shares they are deemed to beneficially own). To our knowledge, none of our affiliates intend to tender any shares in the Tender Offer.

The following table shows, as of March 20, 2023, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming we purchase 3,000,000 shares and that our directors and executive officers do not tender any shares pursuant to the Tender Offer, then, after the Tender Offer, the directors and executive officers as a group will beneficially own approximately 4.73% of our outstanding shares. The business address of each of our directors and executive officers is 640 Fifth Avenue, 12th Floor, New York, NY, 10019.

Name	Number of Shares Beneficially Owned(1)	Percent of Class(2)	Percent of Class After Tender Offer (Assuming We Purchase 3,000,000 Shares and Directors, Executive Officers and Associates Do Not Tender)
Mark D. Klein	957,496	3.38%	3.78%
Leonard A. Potter	67,404	*	*
Ronald M. Lott	12,248	*	*
Marc Mazur	30,539	*	*
Lisa Westley	20,420	*	*
Allison Green	109,547	*	*
Total Insider Shares	1,197,654	4.23%	4.73%

*	Represents less than one percent (1.0%).

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Based on a total of 28,338,580 shares of the Company’s common stock issued and outstanding as of March 20, 2023.

Transactions with Executive Officers, Directors and Other Related Persons. In the Company’s last fiscal year, except as otherwise described below or incorporated by reference in this Offer to Purchase or the Schedule TO, none of SuRo Capital Corp. nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Tender Offer or with respect to any of our securities, any, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Amended and Restated 2019 Equity Incentive Plan

On June 19, 2020, our Board of Directors adopted, and our stockholders approved, an amendment and restatement of the Company’s 2019 Equity Incentive Plan (the “Amended & Restated 2019 Equity Incentive Plan”) under which the Company is authorized to grant equity awards for up to 1,627,967 shares of its common stock. In accordance with the exemptive relief granted to the Company by the SEC on June 16, 2020 with respect to the Amended & Restated 2019 Equity Incentive Plan, the Company is generally authorized to (i) issue restricted shares as part of the compensation package for certain of its employees, officers and all directors, including non-employee directors (collectively, the “Participants”), (ii) issue options to acquire shares of its common stock (“Options”) to certain employees, officers and employee directors as a part of such compensation packages, (iii) withhold shares of the Company’s common stock or purchase shares of common stock from the Participants to satisfy tax withholding obligations relating to the vesting of restricted shares or the exercise of Options granted to the certain Participants pursuant to the Amended & Restated 2019 Equity Incentive Plan, and (iv) permit the Participants to pay the exercise price of Options granted to them with shares of the Company’s common stock.

Under the Amended & Restated 2019 Equity Incentive Plan, each non-employee director will receive an annual grant of $50,000 worth of restricted shares of common stock (based on the closing stock price of the common stock on the grant date). Each grant of $50,000 in restricted shares will vest, in full, if the non-employee director is in continuous service as a director of the Company through the anniversary of such grant (or, if earlier, the annual meeting of the Company’s stockholders that is closest to the anniversary of such grant).

In accordance with the terms of the Incentive Plan, the Board has authorized the compensation committee of the Board (the “Compensation Committee”) to administer the Incentive Plan. Other than such restricted shares granted to non-employee directors, the Company’s Compensation Committee may determine the time or times at which Options and restricted shares granted to other Participants will vest or become payable or exercisable, as applicable. The exercise price of each Option will not be less than 100% of the fair market value of the Company’s common stock on the date the option is granted. However, any optionee who owns more than 10% of the combined voting power of all classes of the Company’s outstanding common stock (a “10% Stockholder”), will not be eligible for the grant of an incentive stock option unless the exercise price of the incentive stock option is at least 110% of the fair market value of the Company’s common stock on the date of grant. Generally, no Option will be exercisable after the expiration of ten years from the date of grant. In the case of an Option granted to a 10% Stockholder, the term of an incentive stock option will be for no more than five years from the date of grant.

Recent Securities Transactions. Other than as described below, and based on our records and on information provided to us by our directors, executive officers and subsidiaries, none of the Company, our affiliates, our subsidiaries, our or our subsidiaries’ directors or executive officers, our control persons or any other person ultimately in control of us have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase.

Share Repurchase Program

On August 8, 2017, the Company announced a $5.0 million discretionary open-market share repurchase program of shares of the Company’s common stock, $0.01 par value per share, of up to $5.0 million until the earlier of (i) August 6, 2018 or (ii) the repurchase of $5.0 million in aggregate amount of the Company’s common stock (the “Share Repurchase Program”). On November 7, 2017, our Board authorized an extension of, and an increase in the amount of shares of the Company’s common stock that may be repurchased under the discretionary Share Repurchase Program until the earlier of (i) November 6, 2018 or (ii) the repurchase of $10.0 million in aggregate amount of the Company’s common stock. On May 3, 2018, our Board authorized a $5.0 million increase in the amount of shares of the Company’s common stock that may be repurchased under the discretionary Share Repurchase Program until the earlier of (i) November 6, 2018 or (ii) the repurchase of $15.0 million in aggregate amount of the Company’s common stock. On November 1, 2018, our Board authorized a $5.0 million increase in the amount of shares of our common stock that may be repurchased under the discretionary Share Repurchase Program until the earlier of (i) October 31, 2019 or (ii) the repurchase of $20.0 million in aggregate amount of our common stock. On August 5, 2019, our Board authorized a $5.0 million increase in the amount of shares of our common stock that may be repurchased under the discretionary Share Repurchase Program until the earlier of (i) August 4, 2020 or (ii) the repurchase of $25.0 million in aggregate amount of our common stock. On March 9, 2020, our Board authorized a $5.0 million increase in the amount of shares of our common stock that may be repurchased under the discretionary Share Repurchase Program until the earlier of (i) March 8, 2021 or (ii) the repurchase of $30.0 million in aggregate amount of our common stock. On October 28, 2020, our Board authorized a $10.0 million increase in the amount of shares of our common stock that may be repurchased under the discretionary Share Repurchase Program until the earlier of (i) October 31, 2021 or (ii) the repurchase of $40.0 million in aggregate amount of our common stock. On October 27, 2021, our Board approved an extension of the Share Repurchase Program until the earlier of (i) October 31, 2022 or (ii) the repurchase of $40.0 million in aggregate amount of our common stock. On March 13, 2022, our Board authorized a $15.0 million increase in the amount of shares of our common stock that may be repurchased under the discretionary Share Repurchase Program until the earlier of (i) October 31, 2022 or (ii) the repurchase of $55.0 million in aggregate amount of our common stock. On October 19, 2022, the Company’s Board of Directors approved an extension of the Share Repurchase Program until the earlier of (i) October 31, 2023 or (ii) the repurchase of $55.0 million in aggregate amount of the Company’s common stock.

During the 60 days prior to the date of this Offer to Purchase, the Company did not repurchase any shares of its common stock. The dollar value of shares that may yet be purchased by the Company under the share repurchase program is approximately $16.4 million.

Dividend Reinvestment Plan

The Company’s current intention is to make any future distributions out of assets legally available in the form of additional shares of our common stock under our dividend reinvestment plan, unless a stockholder elects to receive dividends and/or long-term capital gains distributions in cash. Under the dividend reinvestment plan, if a stockholder owns shares of common stock registered in its own name, the stockholder will have all cash distributions (net of any withholding) automatically reinvested in additional shares of common stock unless the stockholder opts out of our dividend reinvestment plan by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. Any distributions reinvested under the plan will nevertheless remain taxable to the U.S. stockholder, although no cash distribution has been made.

12. Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Tender Offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

13. Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the Offer to Purchase. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only holders who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special U.S. federal income tax rules (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, financial institutions or insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities and investors in such entities, persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction, persons subject to the alternative minimum tax, persons required to accelerate the recognition of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, and persons who acquired their shares upon the exercise of stock options or otherwise as compensation). This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the net investment income tax.

Holders should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the Offer to Purchase, including the applicability and effects of any state, local or non-U.S. tax laws.

We have not sought, and we do not expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of shares pursuant to the Offer to Purchase or that the IRS’ position would not be sustained by a court of competent jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) whose administration is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a person that is treated as a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares generally will depend on the status of the person and the activities of the entity or arrangement. Such persons should consult their own tax advisors.

U.S. Holders. The sale of shares pursuant to the Offer to Purchase will, depending on each tendering holder’s particular circumstances, be treated for U.S. federal income tax purposes as either a sale or exchange of shares or as a distribution from us with respect to our stock. Under Section 302 of the Code, a sale of shares pursuant to the Offer to Purchase generally will be treated as a sale or exchange if the sale: (i) results in a “complete termination” of the holder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the holder or (iii) is “not essentially equivalent to a dividend” with respect to the holder. In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of shares as part of a plan that includes the U.S. Holders’ tender of shares pursuant to the Offer to Purchase may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders should also be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the Offer to Purchase.

A sale of shares pursuant to the Offer to Purchase generally will result in a “complete termination” if either (i) the U.S. Holder owns none of our shares actually or constructively immediately after the shares are sold pursuant to the Offer to Purchase or (ii) the U.S. Holder actually owns none of our shares and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution should consult their tax advisors.

A sale of shares pursuant to the Offer to Purchase generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by such U.S. Holder immediately after the sale is less than 80% of the percentage of shares actually and constructively owned by the U.S. Holder immediately before the sale.

A sale of shares pursuant to the Offer to Purchase generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. The IRS has indicated in published guidance that even a small reduction in the percentage ownership interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over the corporation’s business would constitute a meaningful reduction. U.S. Holders should consult their tax advisors to determine the application of this test to their particular circumstances.

If a U.S. Holder’s sale of shares pursuant to the Offer to Purchase qualifies as a sale or exchange under any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer to Purchase and the adjusted tax basis of the shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to shares sold will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations.

Under the “wash sale” rules of the Code, recognition of a loss on shares sold pursuant to the Offer to Purchase will ordinarily be disallowed to the extent a holder acquires (including acquisitions through a dividend reinvestment plan) substantially identical shares within 30 days before or after the date the shares are purchased by the Company pursuant to the Offer to Purchase. In that event, the basis and holding period of the shares acquired by the holder will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of shares held for six months or less will be treated as a long-term capital loss to the extent of any “capital gain dividends” received by the holder (or amounts credited to the holder as undistributed capital gains) with respect to such shares.

If a U.S. Holder does not satisfy any of the Section 302 tests, amounts received by such U.S. Holder pursuant to the Offer to Purchase will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution would be treated as a dividend taxable as ordinary income to the extent of the Company’s current and accumulated earnings and profits (except with respect to dividends properly designated by us as “capital gain dividends” or other distribution retaining its character). To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the shares sold pursuant to the Offer to Purchase, and any remaining portion will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a dividend, the tax basis (after any adjustment for a non-taxable return of capital discussed above) in the shares sold pursuant to the Offer to Purchase will be added to the tax basis in any remaining shares held by such U.S. Holder.

The Company may be required to backup withhold on the gross proceeds paid to a U.S. Holder or other payee pursuant to the Offer to Purchase unless the U.S. Holder has completed and submitted to the Depositary a Form W-9 providing the U.S. Holder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (a) such number is correct (or the U.S. Holder is waiting for a number to be issued); (b) either (i) the U.S. Holder is exempt from backup withholding, (ii) the U.S. Holder has not been notified by the IRS that the U.S. Holder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Holder that the U.S. Holder is no longer subject to backup withholding; and (c) the U.S. Holder is a U.S. citizen or other U.S. person.

Non-U.S. Holders. If a Non-U.S. Holder’s sale of shares pursuant to the Offer to Purchase qualifies as a sale or exchange under any of the Section 302 tests described above, the Non-U.S. Holder recognized gain or loss equal to the difference between the amount of cash received pursuant to the Offer to Purchase and the adjusted tax basis of the shares sold. The gain or loss will be capital gain or loss. Any capital gain recognized by a Non-U.S. Holder will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Holder (and if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met. If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the Offer to Purchase will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or a reduced rate prescribed by an applicable income tax treaty) unless the dividend is a “capital gain dividend,” “interest related dividend,” or “short term capital gain dividend,” or is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which latter case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected income.

As described in Section 3 above, an applicable withholding agent may withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer to Purchase at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI, Form W-8BEN or Form W-8BEN-E, or other applicable Form W-8. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the Offer to Purchase, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax exemption or reduction, and the refund procedures.

FATCA. The Foreign Account Tax Compliance Act, referred to as FATCA, generally imposes a U.S. federal withholding tax of 30% on certain payments made to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. U.S. Holders and Non-U.S. Holders should consult with their tax advisors regarding the possible implications of this legislation on their disposition of shares pursuant to the Offer to Purchase.

Other Holder Reporting Obligations. Under Treasury regulations directed at tax shelter activity, if a holder recognizes a loss of $2.0 million or more for an individual holder or $10.0 million or more for a corporate stockholder, such holder must file with the IRS a disclosure statement on IRS Form 8886. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, holders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Holders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular holders. Each holder should consult such holder’s own tax advisor to determine the particular tax consequences to him or her of selling shares in the Offer to Purchase, including the applicability and effect of state, local and foreign tax laws.

14. Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to:

(i)	terminate the Tender Offer and: (a) reject for payment any shares paid for; or (b) not pay for any shares not theretofore accepted for payment; or

(ii)	subject to applicable law and regulation, postpone payment for shares,

if any of the conditions specified in Section 7 hereof are not satisfied or waived prior to the Expiration Date, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Tender Offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Tender Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the Tender Offer or the information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the Tender Offer, if necessary, so that the Tender Offer remains open for at least five business days following such change. If  (1) we increase the maximum price to be paid for shares above $4.50 or decrease the price to be paid per share below $3.00 per share or otherwise change the price range to be paid for shares or increase or decrease the aggregate number of shares being sought in the Tender Offer (but, in the case of an increase, only if such increase in the number of shares being sought constitutes more than 2% of our outstanding shares) and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the Tender Offer will be extended until the expiration of such period of ten business days.

15. Fees and Expenses; Information Agent; Depositary.

We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Tender Offer. The Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Tender Offer or for making any recommendation in connection with the Tender Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, Information Agent or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

Depositary and its affiliates have provided, and may in the future provide, various other services to us for which they have received, or we expect they will receive, customary compensation from us.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the Tender Offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

March 21, 2023

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

American Stock Transfer & Trust Company, LLC

By Mail or Courier:

American Stock Transfer & Trust Company, LLC

c/o Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH
ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the other tender offer materials may be directed to the Information Agent at the telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (800) 848-3409

suro@dfking.com